Exhibit 10.23

MELA Sciences, Inc.

50 S. Buckhout Street, Suite 1

Irvington, NY 10536

February 5, 2014

Broadfin Healthcare Master Fund, LTD

221 Park Avenue, 9th Floor

New York, NY 10017

RE:	Director Designation Right

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement dated January 31, 2014 between MELA Sciences, Inc. (the “Company”) and the purchasers listed on the signature pages thereto (the “Purchase Agreement”) pursuant to which certain funds managed by Sabby Management, LLC and Broadfin Capital, LLC (“Broadfin”) are purchasing certain securities of the Company.

In connection with the Purchase Agreement and subject to the below paragraph, effective upon the closing of the transactions contemplated by the Purchase Agreement the Company agrees that it will appoint to its Board of Directors a director designated in writing by Broadfin (such designee and as such designee may be replaced as provided herein, the “Designee”) within five days of such designation. Further, subject to the paragraph below, for so long as Broadfin retains the warrant issued pursuant to the Purchase Agreement or at least 30% of the Series A Preferred Stock (as defined in the Purchase Agreement) originally purchased (or shares of common stock into which such Series A Preferred Stock was converted) then the Company shall continue to recommend to its stockholders that it elect the Designee to serve as a director on the Company’s Board. The Company further agrees that it will not take action to remove, or recommend the removal of, the Designee without cause therefore. Upon any removal or resignation of the Designee, the Company shall, within five days of the receipt of written notice from Broadfin of the identification of a replacement designee, appoint to fill the vacancy so created with such replacement designee subject to the paragraph below. The Designee, once a Director of the Company, shall be entitled to all of the rights enjoyed by other non-employee Directors of the Company, including receipt of information, reimbursement of expenses and coverage under applicable director and officer insurance polices.

Further, Broadfin agrees that it will not propose any individual as the Designee to be a member of the Company’s Board of Directors whose background does not comply with or would disqualify the Company from complying with (i) applicable securities laws, (ii) contractual obligations to and rules of The Nasdaq Stock Market, and (iii) the criteria for directors set forth in the then current charter of the Company’s Nominating Committee, and will not disqualify the Company from being able to conduct any public offering or private placement pursuant to either Rule 506 (b) or (c) and any “bad boy” provisions of any state securities laws. To the extent that any Designee who becomes a director and does not satisfy the conditions of the preceding sentence, that person will immediately resign, and Broadfin will have the right to propose a replacement person to fill such vacancy otherwise in accordance with the terms of this agreement.

Very truly yours,

MELA Sciences, Inc.

/s/ Rose Crane
Rose Crane
Chief Executive Officer